Exhibit 99.1

News Release

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Record Quarterly Results

and Announces Additional Stock Repurchase Program

ATLANTA, July 6, 2006 (BUSINESS WIRE) — Acuity Brands, Inc. (NYSE: AYI) announced today record quarterly results for net sales, net income, and earnings per diluted share in the third quarter of fiscal 2006. Net sales for the third quarter of fiscal 2006 increased $58.0 million, or 11%, to $603.3 million from $545.3 million reported in the prior year. Net income increased 46% to $28.7 million for the quarter ended May 31, 2006 from $19.7 million reported in the year-ago period. Diluted earnings per share for the 2006 third quarter increased 43% to $0.63 per diluted share, compared with $0.44 per diluted share in the prior year’s third quarter.

Net sales for the nine months ended May 31, 2006 were $1,718.7 million compared with $1,575.7 million during the same period in 2005, an increase of 9%. Net income for the first nine months of fiscal 2006 was $65.2 million, or $1.43 per diluted share, compared with $24.4 million, or $0.55 per diluted share in the year-ago period which included a loss of $0.25 per share for the special charge announced in the second quarter of fiscal 2005.

Please see the Company’s Form 10-Q filed with the Securities and Exchange Commission today for more information on the results for the third quarter of fiscal 2006. You may access the 10-Q through the Company’s website at www.acuitybrands.com.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “I am pleased to report that we sold more products and generated more net income in the third quarter of 2006 than any quarter in the history of Acuity Brands. Our results reflect the significant progress made by our many associates at enhancing service to customers, introducing new and innovative products, and improving productivity. In the current quarter, we grew unit volume significantly and expanded margins, despite continued increases in the cost of certain raw materials, component parts, and energy-related items.

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“I am pleased that each business unit contributed to our record results in the quarter. Net sales in the lighting business increased almost 13% compared with the prior year due primarily to market growth, higher selling prices, benefits from previous investments to increase market presence, and new products, as well as benefits from improved levels of customer service. The non-residential construction market showed positive growth during the quarter, and we believe that the market will continue to expand at a positive rate consistent with a variety of forecasts indicating demand for lighting fixtures and related products.

“In our specialty chemical business, net sales increased by approximately 4% compared with the same quarter a year ago due primarily to price increases, which helped to offset rising raw material costs, and to growth in sales to a key retail customer. These benefits were partially offset by a modest decline in overall unit volume in the industrial and institutional chemical business due to lower customer demand in certain markets caused by higher selling prices.

“Consolidated operating profit margins improved approximately160 basis points to 8.7% during the quarter over the prior year’s third quarter. The increase was due primarily to the contribution from increased volume and higher selling prices, as well as benefits from previously implemented cost containment programs. This was partially offset by higher expenses primarily for certain incentive plans and investments to improve productivity and enhance performance. Both businesses contributed to the improvement as operating margins increased 240 basis points at Acuity Brands Lighting and 70 basis points at Acuity Specialty Products.”

In addition, on June 29, 2006 the Board of Directors of Acuity Brands authorized the repurchase of an additional 2,000,000 shares, or approximately 4.5%, of the Company’s outstanding common stock. Under the share repurchase program, the Company expects to acquire shares primarily through open market transactions, subject to market conditions and other factors. The Company may enter into Rule 10b5-1 plans to facilitate open market repurchases under the program. A Rule 10b5-1 plan would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws provided the plan is adopted when the Company is not in possession of material non-public information. Shares repurchased under the program may be retired or used for general corporate purposes, which may include the Company’s share-based compensation and employee benefit plans.

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During the month of June 2006, the Company completed the buyback of 2,000,000 shares as authorized by the stock repurchase program announced in April 2006. The reduction in outstanding shares resulting from the repurchases was partially offset by shares issued for stock options exercised during the prior four months.

Mr. Nagel continued, “The Board’s approval of this additional share repurchase program is a reflection of our confidence in the Company’s future and its ability to continue to generate strong cash flow from operations. We believe that a share repurchase program represents a wise use of our cash flow, also allowing us to offset dilution resulting from our stock-based compensation and benefit programs. We believe that the repurchase program supports Acuity Brands’ objective to maximize long-term stockholder value, while continuing to fund investments to better serve our customers, to grow our businesses, and to improve our operating and financial performance. While we remain cautious due to the potential for rising costs, particularly raw materials and components, we anticipate that the Company will meet or exceed many of its longer-term financial goals, including operating margin expansion, earnings growth, and cash flow generation in 2006.”

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter results today at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2005 net sales of approximately $2.2 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial®, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made herein that may be considered forward-looking

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include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates” and similar terms that relate to future events, performance, or results of the Company, including, without limitation, statements made regarding the expansion of the lighting market at a positive rate consistent with a variety of forecasts indicating demand for lighting fixtures and related products, additional share repurchases primarily through open market transactions, entering into a Rule 10b5-1 plan, use of shares repurchased, confidence in the Company’s future and its ability to continue to generate strong cash flow from operations, the share repurchase program as a wise use of cash flow, the repurchase program as supporting the Company’s objective to maximize long term shareholder value while funding investments, the potential for rising costs, and management’s anticipation that the Company will meet or exceed many of its longer-term financial goals. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company’s operations, tax rate, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 6, 2006.

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ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	MAY 31, 2006	AUGUST 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$71,575	$98,533
Accounts receivable, less reserve for doubtful accounts of $6,413 at May 31, 2006 and $6,999 at August 31, 2005	358,022	345,770
Inventories	217,811	215,590
Deferred income taxes	22,908	24,873
Prepayments and other current assets	42,031	33,008

Total Current Assets	712,347	717,774

Property, Plant, and Equipment, at cost:
Land	12,202	12,303
Buildings and leasehold improvements	164,412	166,934
Machinery and equipment	391,102	382,729

Total Property, Plant, and Equipment	567,716	561,966
Less - Accumulated depreciation and amortization	361,715	342,772

Property, Plant, and Equipment, net	206,001	219,194

Other Assets:
Goodwill	346,044	344,836
Intangible assets	121,083	123,473
Deferred income taxes	4,249	4,249
Other long-term assets	23,933	32,689

Total Other Assets	495,309	505,247

Total Assets	$1,413,657	$1,442,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$587	$567
Accounts payable	219,393	221,844
Accrued compensation	61,229	59,122
Other accrued liabilities	105,591	117,939

Total Current Liabilities	386,800	399,472

Long-Term Debt, less current maturities	371,520	371,736

Deferred Income Taxes	4,829	4,707

Self-Insurance Reserves, less current portion	15,199	16,759

Other Long-Term Liabilities	108,717	107,748

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 47,715,516 issued and 44,026,816 outstanding at May 31, 2006; and 44,976,720 shares issued and outstanding at August 31, 2005	477	450
Paid-in capital	541,817	476,034
Retained earnings	157,479	112,447
Unearned compensation on restricted stock	—	(12,536)
Treasury stock, at cost, 3,688,700 shares at May 31, 2006	(139,807)	—
Accumulated other comprehensive loss items	(33,374)	(34,602)

Total Stockholders’ Equity	526,592	541,793

Total Liabilities and Stockholders’ Equity	$1,413,657	$1,442,215

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED May 31		NINE MONTHS ENDED May 31
	2006	2005	2006	2005
Net Sales	$603,265	$545,327	$1,718,672	$1,575,650
Cost of Products Sold	354,223	332,983	1,029,152	959,607

Gross Profit	249,042	212,344	689,520	616,043
Selling, Distribution, and Administrative Expenses	196,803	173,564	565,090	536,545
Special Charge	—	—	—	17,000

Operating Profit	52,239	38,780	124,430	62,498
Other Expense (Income):
Interest expense, net	8,282	8,994	24,836	27,022
Gain on sale of businesses	—	—	—	(538)
Miscellaneous expense (income), net	143	100	81	(901)

Total Other Expense	8,425	9,094	24,917	25,583

Income before Provision for Income Taxes	43,814	29,686	99,513	36,915
Provision for Income Taxes	15,102	9,994	34,318	12,495

Net Income	$28,712	$19,692	$65,195	$24,420

Earnings Per Share:
Basic Earnings per Share	$0.65	$0.45	$1.47	$0.57

Basic Weighted Average Number of Shares Outstanding	44,054	43,367	44,239	42,918

Diluted Earnings per Share	$0.63	$0.44	$1.43	$0.55

Diluted Weighted Average Number of Shares Outstanding	45,504	44,634	45,711	44,401

Dividends Declared per Share	$0.15	$0.15	$0.45	$0.45

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ACUITY BRANDS, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	NINE MONTHS ENDED May 31
	2006	2005
Cash Provided by (Used for) Operating Activities:
Net income	$65,195	$24,420
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	29,444	30,275
Excess tax benefits from share-based payments	(16,535)	—
Loss (gain) on the sale or disposal of property, plant, and equipment	470	(44)
Gain on sale of businesses	—	(538)
Other non-cash items	3,468	3,541
Change in assets and liabilities, net of effect of acquisitions and divestitures-
Accounts receivable	(12,252)	8,235
Inventories	(2,322)	1,497
Deferred income taxes	2,087	(123)
Prepayments and other current assets	(6,719)	(4,662)
Accounts payable	(2,451)	(6,831)
Other current liabilities	(1,607)	(3,930)
Other	5,095	9,333

Net Cash Provided by Operating Activities	63,873	61,173

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(16,087)	(25,961)
Proceeds from sale of property, plant, and equipment	3,676	489
Sale of businesses	110	210

Net Cash Used for Investing Activities	(12,301)	(25,262)

Cash Provided by (Used for) Financing Activities:
Repayments of notes payable, net	—	(381)
Repayments of revolving credit facility, net	—	(4,000)
Repayments of long-term debt	(245)	(645)
Employee stock purchase plan issuances	86	1,209
Stock options exercised	58,600	18,472
Repurchases of common stock	(134,799)	—
Excess tax benefits from share-based payments	16,535	—
Dividends paid	(20,163)	(19,646)

Net Cash Used for Financing Activities	(79,986)	(4,991)

Effect of Exchange Rate Changes on Cash	1,456	(805)

Net Change in Cash and Cash Equivalents	(26,958)	30,115
Cash and Cash Equivalents at Beginning of Period	98,533	14,135

Cash and Cash Equivalents at End of Period	$71,575	$44,250

Supplemental Cash Flow Information:
Income taxes paid during the period	$30,703	$18,905
Interest paid during the period	$27,327	$29,207